Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-201933, 333-188397, 333-182459, 333-179399, 333-178436, 333-164955, 333-157579, 333-151088, 333-151087, 333‑153911, 333-148684, 333-145971, 333-143465, 333-142183, 333-141819, 333-134687, 333-128396, 333-124856, 333-122718, 333-108767, 333-99729, 333-75406, 333-49656, 333-33464, 333-30518, 333-74343, 333-45425 and 333-04131) of Nuance Communications, Inc. of our reports dated November 18, 2015 (except for the consolidated balance sheets, Note 2, Note 4, Note 18, and Note 19, as to which the date is May 10, 2016) relating to the consolidated financial statements of Nuance Communications, Inc., which appear in this Current Report on Form 8-K of Nuance Communications, Inc., dated May 10, 2016.

/s/ BDO USA, LLP
Boston, Massachusetts
May 10, 2016